EXHIBIT 10.18
Orexigen Therapeutics, Inc.
28202 Cabot Road, Suite 200
Laguna Niguel, CA 92677
January 14, 2005
John F. Crowley
15 Leonard Court
Princeton, NJ 08540
Mr. Crowley:
     Orexigen Therapeutics, Inc. (the “Company”) would like to engage you as a consultant to advise the Company with respect to its strategic plan and product development efforts. This letter sets forth the scope and terms of the consulting arrangement being offered by the Company.

Term of Contract:	One year, commencing January 14, 2005.

Capacity:	Independent Consultant. John F. Crowley (“Consultant”) and the Company intend that the relationship between them created under this Agreement is that of an independent contractor.

Reporting Contact:	Consultant’s reporting contact at the Company will be the then current Chief Executive Officer of the Company (the “CEO”), or such persons as the CEO may designate from time to time for specific projects. Consultant shall direct any questions regarding the scope of work to the CEO.

Work Location:	Consultant will provide his own office.

Services and Scope of Work	Consultant will be required to work no more than one (1) day per month during the term of this Agreement. Consultant agrees to use his best efforts and to devote such time and energy as are necessary to provide consulting services to the Company on such projects as are requested by the CEO. The Company will provide no training to Consultant and is interested only in the results obtained under this Agreement. The manner and means of performing the services are subject to the Consultant’s sole control.

Method of Performance:	Consultant shall, after identification by the Company of the scope of work requested for each project assigned, determine the method, details, and means of performing the services. Consultant acknowledges that this Agreement and the services to be performed do not violate any contract to which he is a party and he agrees not to divulge to the Company or utilize any confidential or proprietary information belonging to others.

Consideration:	Consultant will not be paid cash compensation for the services to be rendered by Consultant pursuant to the terms of this Agreement.

Pursuant to that certain Stock Restriction Agreement, dated November 25, 2003, by and between the Company and Consultant, the Company had a right to repurchase, at a price of $0.001 per share, 627,467 of shares of the Common Stock of the Company, of which 341,200 shares are owned directly by Consultant and 286,267 shares are owned by MPAJ, LLC, Consultant’s family limited liability company, for a period of ninety (90) days following termination of Consultant’s employment with the Company. In consideration for the services to be rendered hereunder, the Company agreed not to exercise its right of repurchase at this time with respect to 93,277 of such shares, which shares shall continue to be subject to a right of repurchase for the term of this Agreement. The right of repurchase with respect to such shares shall expire with respect to 1/12th of the number of such shares on the 14th day of each calendar month that this Agreement remains in full force and effect. As of the date hereof, the Company and Consultant have entered into an Amended and Restated Stock Restriction Agreement which sets forth the terms of such right of repurchase with respect to the 93,277 shares of Common Stock.

Taxes:	Consultant understands that as an independent contractor he is responsible for all state, federal, local and other taxes, and any other similar form of payments, as well as all employment reporting, for the Consultant and any of the Consultant’s employees or agents.

Confidential Information:	Consultant shall continue to be subject to the terms of that certain Patent, Copyright and Nondisclosure Agreement, dated September 1, 2003, by and between the Company and Consultant (the “Nondisclosure Agreement”), which shall remain in full force and effect. In addition, Consultant agrees that he will not disclose any Confidential Information concerning the Company to any person or entity not authorized by the Company to have such information. The terms of this confidentiality provision shall be in force during the term of this Agreement and Consultant shall be forever barred from divulging confidential and proprietary information of the Company thereafter. As used in this Agreement, “Confidential Information” includes, without limitation, project plans, specifications, formulas, drawings, programs, technology, processes, customer information, supplier information, employee information, sub-contractor information, product information, sales reports, financial information, price information or documents concerning the business or prospects of the Company not otherwise available to the general public. Upon the expiration or earlier termination of this Agreement, Consultant shall immediately return to the Company all documents containing Confidential Information, including, but not limited to, any duplications, reproductions or summaries thereof. The provisions of this paragraph are in addition to any obligations for confidentiality existing as part of any prior agreement or relationship between the parties, and shall survive the termination of this Agreement. Nothing herein, however, shall prevent Consultant from disclosing to others or using in any manner information which Consultant can show:

a. has been published and has become part of the public domain other than by acts, omission or fault of the Consultant, his agents, or his employees; or

b. has been furnished or made known to Consultant by third parties (other than those directly for or on behalf of the Company) as a matter of legal right without restrictions on its disclosure.

No Conflict of Interest:	During the term of this Agreement, Consultant may perform services in any capacity to persons or entities other than the Company so long as he complies with the terms of the Nondisclosure Agreement.

Work Product and Invention Assignment:	Consultant agrees that any and all Work Product created solely or jointly by Consultant arising from services performed hereunder shall be deemed “work made for hire.” Consultant agrees to execute all such assignments, oaths, declarations, and other documents as may be prepared by the Company to effect the foregoing. “Work Product” shall mean all documentation, manuals, teaching materials, creative works, know-how, formulas, applications and information created in furtherance of or in the course of performing services on behalf of the Company, in whole or in part, by Consultant, whether or not copyrightable, patentable or otherwise protectable. Consultant agrees to make prompt and full disclosure of any such inventions to the Company and to assist in every lawful way in obtaining for the Company patents for any or all of such inventions, in perfecting in the Company all right, title, and interest in and to such inventions and copyrights, in protecting or enforcing the Company’s rights therein, and in prosecuting and defending appeals, interferences, infringement suits, and controversies relating thereto. Consultant agrees to do all other things necessary to effectuate the foregoing, including but not limited to executing and delivering assignments, oaths, and disclaimers as needed.

Termination:	Notwithstanding any other provisions of this Agreement, the Company may terminate this Agreement immediately upon breach by Consultant of his obligations under the non-disclosure provisions of this Agreement, the non-disparagement provisions of that certain Separation and Release Agreement, entered into by the Company and Consultant concurrently herewith, or any provisions of the Nondisclosure Agreement.

Assignment:	Consultant is being engaged because of his particular knowledge and experience. Accordingly, neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of the Company.

Modification:	This agreement can be modified or amended only by a written agreement signed by Consultant and the CEO of the Company.

Other Conditions:	This letter contains the entire agreement between Consultant and the Company; supersedes any and all agreements, either oral or in writing, between the parties hereto with respect to the rendering of services by Consultant for the Company; and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which is not embodied herein.

To accept on the terms set forth above, please sign and date below, and deliver the original back to me.
Sincerely,
Orexigen Therapeutics, Inc.

By:	/s/ Eckard Weber
Eckard Weber, M.D.,
Chairman of the Board

Agreed and accepted:		Date:

/s/ John F. Crowley		2/22/05

John F. Crowley